EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the use in this Registration Statement on Form S-4 of ActionPoint, Inc. of our report dated April 8, 2002 relating to the financial statements of Captiva Software Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Diego, California
June 21, 2002